                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             JEFFERIES GROUP, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                             JEFFERIES GROUP, INC.
                          11100 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             THURSDAY, MAY 4, 1995

                            ------------------------

To the Shareholders of Jefferies Group, Inc.:

     The Annual Meeting of Shareholders of Jefferies Group, Inc. will be held at The Sports Club LA, located at 1835 S. Sepulveda Boulevard, Los Angeles, California 90025, on Thursday, May 4, 1995, at 1:30 p.m., local time, to consider and act upon:

        1. Election of seven Directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

        2. Any other business which may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 31, 1995, are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such shareholders will be open to examination by any shareholder at the Annual Meeting and for a period of ten days prior to the meeting during ordinary business hours at the offices of the Company located at 11100 Santa Monica Boulevard, Twelfth Floor, Los Angeles, California 90025.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend, we urge you to return your proxy promptly in the enclosed envelope. The return of the proxy does not affect your right to vote in person should you decide to attend the meeting.

                                          For the Board of Directors,

                                          Jerry M. Gluck, Secretary

April 3, 1995

                             JEFFERIES GROUP, INC.
                          11100 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                                                                   April 3, 1995

                                PROXY STATEMENT

     The proxy of each shareholder of Jefferies Group, Inc. (the "Company") is being solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at The Sports Club LA, located at 1835 S. Sepulveda Boulevard, Los Angeles, California 90025, on Thursday, May 4, 1995, at 1:30 p.m., local time, and at any adjournment thereof. All shareholders of record at the close of business on March 31, 1995, are entitled to notice of and to vote at the meeting. The notice of Annual Meeting, Proxy Statement, and form of proxy are being mailed to shareholders on or about April 5, 1995.

     The enclosed form of proxy is for use by the Board of Directors at the meeting and any adjournment thereof. Any shareholder who signs and returns the proxy may revoke it at any time before it has been voted by (i) delivering written notice of its revocation to the Secretary of the Company, (ii) delivering to the Secretary of the Company a duly executed proxy bearing a later date, or (iii) attending the meeting and voting in person.

     In the absence of contrary direction, all shares represented by valid proxies received pursuant to this solicitation will be voted (i) for the election of the seven nominees for Director whose names are listed herein, and
(ii) as to other matters which may properly come before the meeting, in accordance with the best judgment of the proxy holders named in the accompanying proxy.

     Each nominee has consented to being a nominee and, if elected, intends to serve as a Director. In the event that any nominee shall be unable to serve as a Director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors of the Company.

     All costs of solicitation of proxies will be borne by the Company. Although there are no formal agreements to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of the Company's Common Stock. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, telegraph or facsimile transmission, by Directors and Officers of the Company, who will not receive special compensation for such solicitations.

     The outstanding voting securities of the Company consisted of 5,482,954 shares of Common Stock, par value of $.01 per share, on March 31, 1995, which is the record date for determining shareholders entitled to notice of and to vote at the meeting. Each share is entitled to one non-cumulative vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

     The election of Directors will be determined by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the meeting, while approval of other items at the meeting will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on such items at the meeting. Accordingly, in the case of shares that are present or represented at the meeting for quorum purposes, not voting such shares for a particular nominee for Director, including by withholding authority on the proxy, will not operate to prevent the election of such nominee if he otherwise receives affirmative votes; an abstention on any other item will operate to prevent approval of the item to the same extent as a vote against approval of such item; and a broker "non-vote" on any other item (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will have no effect on the outcome of the vote on such item.

     The votes of each shareholder will be held in confidence and not disclosed to the Company or its Directors, Officers and employees except (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a shareholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspector of election to certify the results of the vote. The Company has retained First Chicago Trust Company of New York, its transfer agent, as an independent inspector of election to receive and tabulate the proxies, to certify the results, and to perform any other acts required by the Delaware General Corporation Law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock (i) by each Director, each other Executive Officer named in the Summary Compensation Table appearing under the caption "EXECUTIVE COMPENSATION," and all Directors and Executive Officers as a group, and (ii) for each person, other than Mr. Baxter (who is listed under Directors), known by the Company to own beneficially more than 5% of such outstanding Common Stock. The information set forth below is as of February 28, 1995, except that the number of shares reported for the beneficial owners of more than 5% of the outstanding Common Stock (other than Mr. Baxter) is as of December 31, 1994, or such other date as indicated in the footnotes, based upon information contained in Schedules 13D and 13G filed with the Securities and Exchange Commission ("SEC") and furnished to the Company by such owners:

                                                               NUMBER OF
    DIRECTORS                                            SHARES(1)(2)(3)(4)(5)           PERCENT
    ---------                                            ---------------------           -------
    Frank E. Baxter...................................            436,218(6)(7)            7.75%
    Richard G. Dooley.................................             12,000                  0.22
    Tracy G. Herrick..................................              9,262                  0.17
    Michael L. Klowden................................              7,000                  0.13
    Frank J. Macchiarola..............................              9,000                  0.16
    Barry M. Taylor...................................            188,039                  3.36
    Mark A. Wolfson...................................              8,000(8)               0.14

    OTHER NAMED EXECUTIVE OFFICERS
    ------------------------------
    Louis V. Bellucci, Sr.............................             84,686                  1.52
    Raymond L. Killian, Jr............................            195,321(9)               3.49
    Richard B. Handler................................             92,740                  1.67

    All Directors and Executive Officers
      as a Group (18 persons).........................          1,377,899                 23.42

    5% SHAREHOLDERS                                           NUMBER OF SHARES(1)        PERCENT
    ---------------                                           -------------------        -------
    Jefferies Group, Inc.
      Employee Stock Ownership Plan...................            685,870(6)(7)           12.34%
    Tweedy, Browne Company L.P. ......................            662,159(10)             11.91
    Ronald R. Mostero.................................            374,067(11)              6.73

- ---------------

 (1) Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each person listed as the beneficial owner of the shares possesses sole voting and dispositive power with respect to such shares.

 (2) Includes shares subject to options exercisable within sixty days of February 28, 1995, by the following: Mr. Baxter: 71,250 shares; Mr. Dooley:
     6,000 shares; Mr. Herrick: 1,000 shares; Mr. Klowden: 1,000 shares; Mr.
     Macchiarola: 6,000 shares; Mr. Taylor: 34,500 shares; Mr. Wolfson: 1,000 shares; Mr. Bellucci: 15,000 shares; Mr. Killian: 41,094 shares; Mr.
     Handler: -0- shares; and all Directors and Executive Officers as a group:
     325,948 shares.

 (3) Includes shares allocated to the accounts of the following persons under the Jefferies Group, Inc. Capital Accumulation Plan for Key Employees (the "CAP"): Mr. Baxter: 7,094 shares; Mr. Taylor: 3,510 shares; Mr. Bellucci:
     6,199 shares; Mr. Killian: 5,477 shares; Mr. Handler: 7,625 shares; and all Directors and Executive Officers as a group: 47,055 shares. Participants in the CAP have no voting power and are subject to certain restrictions on disposition.

 (4) Includes shares held by the Jefferies Group, Inc. Employees' Profit Sharing Plan allocated to the accounts of the following persons as of November 30, 1994: Mr. Baxter: 35,462 shares; Mr. Taylor: 208 shares; Mr. Bellucci: 208 shares; Mr. Killian: 7,430 shares; Mr. Handler: -0- shares; and all Directors and Executive Officers as a group: 44,072 shares.

 (5) Includes shares held pursuant to the Jefferies Group, Inc. Employee Stock Ownership Plan (the "ESOP") allocated to the accounts of the following persons as of November 30, 1994: Mr. Baxter: 8,703 shares; Mr. Taylor:
     6,380 shares; Mr. Bellucci: 8,703 shares; Mr. Killian: 8,703 shares; Mr.
     Handler: 2,614 shares; and all Directors and Executive Officers as a group:
     67,858 shares. These individuals have sole voting power and may be deemed to share dispositive power over shares held by the ESOP. (See also Footnote
     (7) below.)

 (6) The business address of the person listed is 11100 Santa Monica Boulevard, Tenth Floor, Los Angeles, California 90025.

 (7) The terms of the ESOP provide for the voting rights associated with the shares held by the ESOP to be passed through and exercised exclusively by the participants in the ESOP to the extent that such securities are allocated to a participant's account. As of November 30, 1992, all shares were allocated to the accounts of ESOP participants. Those shares allocated to the accounts of Directors and Executive Officers are discussed in Footnote (5) above. The ESOP and the Trustee of the ESOP (First Interstate Bank of California) may be deemed to have shared dispositive power over the shares held by the ESOP. The Board of Directors of the Company appoints the members of the committee which serves as the Plan Administrator of the ESOP. Messrs. Frank E. Baxter, a Director of the Company, Alan D. Browning, an Executive Vice President of the Company, and Melvin W. Locke, Jr., Director of Human Resources of the Company, presently serve on the committee. These individuals each disclaim beneficial ownership of the shares held by the ESOP except that each such individual does not disclaim beneficial ownership of those shares in which he has beneficial ownership as a participant in the ESOP.

 (8) Mr. Wolfson also owns 5,000 shares (less than 1%) of the Common Stock of Investment Technology Group, Inc. ("ITGI"), a subsidiary which is 80.8% owned by the Company.

 (9) Includes 1,230 shares held by Mr. Killian's wife, as to which Mr. Killian disclaims beneficial ownership. In addition, Mr. Killian owns 5,000 shares (less than 1%) of the Common Stock of ITGI.

(10) Tweedy, Browne Company L.P., a Delaware limited partnership ("TBC"), together with TBK Partners, L.P., a Delaware limited partnership ("TBK"), and Vanderbilt Partners L.P., a Delaware limited partnership ("Vanderbilt"), filed a combined statement on Schedule 13D dated and reporting beneficial ownership at January 18, 1994. TBC reported beneficial ownership of 578,688 shares, with sole voting power over 506,056 shares and shared dispositive power over all 578,688 shares. TBK reported beneficial ownership of 56,510 shares over which it has sole voting and dispositive power. Vanderbilt reported beneficial ownership of 26,961 shares over which it has sole voting and dispositive power. The aggregate number of shares with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner is 662,159 shares. The four general partners in Vanderbilt (Christopher H. Browne, William H. Browne, James M. Clark, Jr., and John D. Spears) are the four general partners of TBC and are also four of the five general partners of TBK (Thomas P. Knapp is also a general partner of TBK, but is not a general partner of TBC or Vanderbilt). The general partners in each of TBC, TBK and Vanderbilt, as the case may be, solely by reason of their positions as such, may be deemed to have shared power to vote and dispose of the shares held by TBC, TBK and Vanderbilt, respectively. The business address for TBC, TBK, Vanderbilt and each of their general partners is 52 Vanderbilt Avenue, New York, New York 10017.

(11) The address of the person listed is 505 Chiswick Road, Palos Verdes, California 90274. Includes 1,087 shares held by Mr. Mostero's wife as to which Mr. Mostero disclaims beneficial ownership.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and Executive Officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Directors, Executive Officers, and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. With respect to 1994, the Form 5 required to be filed by Louis V. Bellucci, Sr. was timely filed; however, it omitted one transaction which should have been reported. An amended Form 5, which reported the omitted transaction, was filed by Mr. Bellucci approximately three months late. During 1995, the Form 3 required to be filed by Clarence T. Schmitz upon his appointment as an Executive Officer of the Company was filed approximately six weeks late.

                             ELECTION OF DIRECTORS

     Under the Company's By-Laws, the Board of Directors is authorized to determine the number of Directors of the Company, which may not be less than five nor more than twelve Directors. The number of authorized Directors to be elected at the Annual Meeting has been fixed at seven. Such Directors will be elected to serve until the next Annual Meeting and until their successors shall be elected and qualify.

     All of the nominees for election as a Director are present members of the Board of Directors, and were elected to their positions by a vote of shareholders at the 1994 Annual Meeting.

      INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

NOMINEES

     The following information is submitted concerning the nominees for election as Directors:

     FRANK E. BAXTER, 58, a nominee, has been Chairman of the Board since September 26, 1990, Chief Executive Officer since March 19, 1987, President since January 1986, and a Director of the Company and of Jefferies & Company, Inc. ("Jefferies"), the Company's wholly owned subsidiary, since 1975. Mr. Baxter has previously served as Executive Vice President, National Sales Manager and New York Branch Manager of Jefferies, and Managing Director of the Company's U.K. subsidiary. Mr. Baxter has been a Director of ITGI since March 1994, and a Director of ITG Inc. ("ITG"), ITGI's wholly owned broker-dealer subsidiary, since January 1994.

     RICHARD G. DOOLEY, 65, a nominee, has been a Director of the Company since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company ("Mass Mutual"); Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley is also a director of Advest Group, Inc. (since 1983), Hartford Steam Boiler Inspection and Insurance Company (since 1984), Kimco Realty Corporation (since 1990), and various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The New England Education Loan Marketing Corporation. Mr. Dooley is a member of the Company's Audit and Compensation Committees.

     TRACY G. HERRICK, 61, a nominee, has been a Director of the Company since 1983 and of Jefferies since 1981. He is also President of Tracy G. Herrick, Inc., an economic consulting firm, and a Director of Anderson Capital Management, a registered investment adviser, and of The Committee for Monetary

Research and Education. Mr. Herrick is Chairman of the Company's Audit Committee and a member of the Compensation Committee.

     MICHAEL L. KLOWDEN, 50, a nominee, has been a Director of the Company since May 1987. He has been, for more than the past five years, a senior partner of Morgan, Lewis & Bockius, a law firm which has rendered legal services to the Company. Mr. Klowden is a member of the Company's Audit and Compensation Committees.

     FRANK J. MACCHIAROLA, 54, a nominee, has been a Director of the Company since August 1991. He is currently a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City (1991-present). Previously, he was a Professor of Business in the Graduate School of Business at Columbia University (1987-1991), and President and Chief Executive Officer of the New York City Partnership, Inc. (1983-1987). Prior to 1985, he was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola is Chairman of the Company's Compensation Committee and a member of the Audit Committee.

     BARRY M. TAYLOR, 54, a nominee, has been an Executive Vice President and Director of the Company since 1983 and a Director of Jefferies since 1981. Mr. Taylor has been a sales executive of Jefferies since 1974 and was Los Angeles Branch Manager from February 1983 through June 1984.

     MARK A. WOLFSON, 42, a nominee, has been a Director of the Company since July 1991. Mr. Wolfson is the Dean Witter Professor at the Graduate School of Business, Stanford University, where he has been a faculty member since 1977. From 1990 through 1993, Mr. Wolfson served as Associate Dean at the Graduate School of Business, Stanford University. He has taught at the University of Chicago (1981-1982) and Harvard University (1988-1989). He was a Visiting Scholar at M.I.T.'s Sloan School of Management (1988-1989) and at the Hoover Institute, Stanford University (1993-1994), Director of the Academy of Financial Services (1989-1991), and Vice President of the American Accounting Association (1990-1992). Mr. Wolfson has been a Research Associate at the National Bureau of Economic Research since 1988, a member of the Steering Committee of the Center for Economic Policy Research at Stanford University since 1991, a director of New American Holdings, Inc. since 1992, and a Director of ITGI since June 1994, and is Chairman of ITGI's Compensation Committee. Mr. Wolfson is a member of the Company's Audit and Compensation Committees.

OTHER EXECUTIVE OFFICERS

     The Executive Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Baxter and Taylor, for whom information is provided above, the following sets forth information as to the Executive Officers:

     CHRISTOPHER W. ALLICK, 41, has been a Director, Executive Vice President and Managing Director of Jefferies since May 1993. Mr. Allick has been the Director of Structured Finance of Jefferies since April 1990. From April 1990 through April 1993, Mr. Allick was a Senior Vice President of Jefferies. Prior to April 1990, Mr. Allick was a First Vice President of Drexel Burnham Lambert Inc., a registered securities broker-dealer.

     LOUIS V. BELLUCCI, SR., 58, has been National Equity Sales Manager of Jefferies since January 1991 and Executive Vice President, New York Regional Sales Manager and a Director of Jefferies since 1985. Prior to 1985, Mr. Bellucci was Co-Manager of Jefferies' New York branch office.

     ALAN D. BROWNING, 54, was a Director of the Company from May 1985 to May 1992, and has been an Executive Vice President of the Company since 1986, and a Director and Executive Vice President of Jefferies since March 1984. From 1986 until 1994, Mr. Browning was the Chief Financial Officer and Chief Administrative Officer of the Company, and from March 1984 until 1994, Mr. Browning was the Chief Administrative Officer of Jefferies.

     DAVID F. EISNER, 37, has been an Executive Vice President of the Company and Executive Vice President and a Director of Jefferies since August 1992. Prior to August 1992, Mr. Eisner was Chairman of Madison Capital Advisors, Inc., a consulting and financial advisory firm (April 1992 to August 1992), Senior Vice President of Providence Capital, Inc., a securities broker-dealer (January 1991 to March 1992), and a Vice President of Jefferies (March 1988 to December
1990). Mr. Eisner has been a Director of ITGI since March 1994 and of ITG since January 1994.

     JERRY M. GLUCK, 47, has been Secretary and General Counsel of the Company and Jefferies since May 1985 and a Director of Jefferies since November 1984. Mr. Gluck has been the Secretary of ITGI since March 1994.

     RICHARD B. HANDLER, 33, has been an Executive Vice President of Jefferies since April 1990, and has been a Director of Jefferies since May 1993. Prior to April 1990, Mr. Handler was a Senior Vice President of Drexel Burnham Lambert Inc., a registered securities broker-dealer. Mr. Handler received his MBA from Stanford University in May 1987, and his B.A. in Economics from the University of Rochester in 1983.

     RAYMOND L. KILLIAN, JR., 57, has been the President, Chief Executive Officer and a Director of ITGI since March 1994. Mr. Killian has directed the activities of ITG since 1987, and has been President, Chief Executive Officer and a Director of ITG since 1992. Mr. Killian was a Director of the Company from 1985 to 1992, an Executive Vice President of the Company from 1985 to 1995, a Director and an Executive Vice President of Jefferies from 1985 to 1991, and served as National Sales Manager of Jefferies from 1985 to 1990. Mr. Killian is no longer an officer of the Company; however, he remains an Executive Officer of the Company because of its relationship with ITGI.

     JEREMIAH P. O'GRADY, 54, has been an Executive Vice President of Jefferies since May 1992 and a Director and Manager of the Convertible Securities Department of Jefferies since 1986. From 1986 to May 1992, Mr. O'Grady was a Senior Vice President of Jefferies.

     CLARENCE T. SCHMITZ, 46, has been an Executive Vice President and the Chief Financial Officer of the Company and an Executive Vice President and a Director of Jefferies since February 1995. Prior to 1990, Mr. Schmitz founded and chaired KPMG Peat Marwick's ("KPMG") International Mergers and Acquisitions Group. From 1990 until May 1993, Mr. Schmitz was the Managing Partner of KPMG's Los Angeles Business Unit and a member of KPMG's Board of Directors. From June 1993 until January 1995, Mr. Schmitz was the National Managing Partner for KPMG's Manufacturing, Retailing and Distribution line of business, and was a member of KPMG's Management Committee.

     CLIFFORD A. SIEGEL, 38, has been an Executive Vice President of Jefferies since May 1992, and a Director of Jefferies since May 1991. From June 1990 until May 1992, Mr. Siegel was a Senior Vice President of Jefferies. Prior to June 1990, Mr. Siegel was President of Cresvale International Inc., a registered securities broker-dealer.

     MAXINE SYRJAMAKI, 50, has been Controller of the Company since May 1987, an Executive Vice President of Jefferies since November 1986 and Chief Financial Officer of Jefferies since September 1984. Prior to September 1984, Ms. Syrjamaki was First Vice President and Controller of Jefferies.

               COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors of the Company held eight meetings during 1994. Each incumbent member of the Board of Directors attended, during his term of office, at least 75% of the total number of meetings of the Board of Directors and Committees thereof of which such Director was a member.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have an Executive Committee or a Nominating Committee.

     The current Audit Committee members are Tracy G. Herrick, Chairman, Richard
G. Dooley, Michael L. Klowden, Frank J. Macchiarola and Mark A. Wolfson. The Audit Committee is responsible for reviewing with the independent auditors of the Company the independent auditors' audit and review programs and procedures, the financial statements and the adequacy of the Company's system of internal accounting controls. The Committee also reviews the professional services provided by the independent auditors and makes recommendations to the Board as to the auditors' engagement or discharge. During 1994, there were seven meetings of the Audit Committee.

     The current Compensation Committee members are Frank J. Macchiarola, Chairman, Richard G. Dooley, Tracy G. Herrick, Michael L. Klowden and Mark A. Wolfson. The Compensation Committee develops and implements compensation policies, plans and programs for the Company's Executive Officers. During 1994, there were nine meetings of the Compensation Committee.

                             DIRECTOR COMPENSATION

     During 1994, until the Annual Meeting of the Company held on May 5, 1994, the non-employee Directors, Messrs. Dooley, Herrick, Klowden, Macchiarola and Wolfson, were each paid a Director's fee at the rate of $30,000 per annum for a total of six regularly scheduled meetings of the Board of Directors, $2,000 for each special meeting of the Board attended, and $500 for each Committee meeting attended.

     The Board changed this Directors' compensation policy, effective in May 1994, at which time each non-employee Director began receiving a Director's fee at the rate of $25,000 per annum for a total of six regularly scheduled meetings of the Board of Directors, $2,000 for each special meeting of the Board attended, and $750 for each Committee meeting attended. The Chairmen of the Audit and Compensation Committees are also paid an annual fee of $3,000. At the 1994 Annual Meeting, the shareholders of the Company approved the Non-Employee Directors' Stock Option Plan pursuant to which each non-employee Director is automatically granted, each year, an option to purchase 1,000 shares of the Company's Common Stock after each annual shareholder's meeting at which he is elected a Director at the market price on the date of grant.

     Directors who are also employees of the Company are not paid Directors' fees and are not granted stock options for serving as Directors.

     During fiscal year 1994, Tracy G. Herrick and Mark A. Wolfson, Directors of the Company, provided the Company with certain financial and other consulting services. Mr. Herrick was paid $114,000 and Mr. Wolfson was paid $9,688 for their respective services. (See also "Compensation Committee Interlocks and Insider Participation.")

     Each Director may participate in the Company's Charitable Gifts Matching Program pursuant to which the Company will match 50% of charitable contributions made by such Directors up to a maximum dollar amount of $1,500 per person per year.

     The children of Directors may also participate (along with the children of all employees of the Company) in the Stephen A. Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with the Company.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1994, 1993, and 1992, of those persons who were, during 1994, the Chief Executive Officer and the other most highly compensated Executive Officers of the Company specified by SEC rules (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM COMPENSATION
                                                                                          -------------------------------------
                                                      ANNUAL COMPENSATION(2)                     AWARDS               PAYOUTS
                                              ---------------------------------------     ----------------------     ----------
            (A)                         (B)     (C)           (D)            (E)            (F)          (G)            (H)
                                                                                                      SECURITIES
                                                                            OTHER       RESTRICTED    UNDERLYING
                                                                            ANNUAL         STOCK       OPTIONS/          LTIP
                                               SALARY        BONUS       COMPENSATION    AWARD(S)        SARS           PAYOUTS
   NAME AND PRINCIPAL POSITION(1)       YEAR    ($)           ($)           ($)(3)         ($)            (#)            ($)
   ------------------------------      -----  -------      ---------     ------------     -------     ----------     ----------
Frank E. Baxter, Chairman,              1994  400,000        282,987(4)        13,883                                 1,119,972(5)
Chief Executive Officer                 1993  400,000        571,862           20,951                                   703,704
and President                           1992  400,000        425,016

Richard B. Handler                      1994  479,167      2,869,471(7)           268     616,679(8)
Executive Vice President and            1993
Manager of the Taxable Fixed Income     1992
Division of Jefferies & Company,
  Inc., the Company's wholly owned
subsidiary ("Jefferies")

Raymond L. Killian, Jr.                 1994  341,667      1,350,000           13,909                   750,000(9)
President and Chief                     1993  425,000      1,430,017           13,445                    15,000
Executive Officer of Investment         1992  425,000        710,393                                     50,000
Technology Group, Inc., the Company's                                                                        (9)
majority owned subsidiary ("ITGI")

Louis V. Bellucci, Sr.                  1994  300,000      1,641,333           13,889
Executive Vice President                1993  408,333      1,727,138           16,659                    15,000         296,000
and National Equity Sales               1992  500,000        700,000                                     50,000
Manager of Jefferies

Barry Taylor                            1994  950,028(11)     60,000           23,560(12)                 2,000
Executive Vice                          1993  574,801         75,000            6,096                    15,000
President                               1992  481,519         50,000



            (A)                            (I)

                                        ALL OTHER
                                       COMPENSATION
   NAME AND PRINCIPAL POSITION(1)          ($)
   ------------------------------      ------------
Frank E. Baxter, Chairman,                  26,156(6)
Chief Executive Officer                     18,598
and President                               10,984

Richard B. Handler                          29,140(6)
Executive Vice President and
Manager of the Taxable Fixed Income
Division of Jefferies & Company,
  Inc., the Company's wholly owned
subsidiary ("Jefferies")

Raymond L. Killian, Jr.                 10,049,894(6)(10)
President and Chief                         18,971
Executive Officer of Investment
Technology Group, Inc., the Company's
majority owned subsidiary ("ITGI")

Louis V. Bellucci, Sr.                      18,972(6)
Executive Vice President                    16,908
and National Equity Sales                    9,784
Manager of Jefferies

Barry Taylor                                15,056(6)
Executive Vice                              15,493
President                                    9,784

- ---------------

(1) Mr. Handler did not become an Executive Officer of the Company until May 1994; therefore, the table only reflects Mr. Handler's compensation for 1994. Mr. Killian resigned as an officer of the Company in January 1995; however, he remains an Executive Officer of the Company because of its relationship with ITGI.

(2) The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred at the election of those Named Executive Officers.

(3) Each Named Executive Officer participating in the Jefferies Group, Inc. Capital Accumulation Plan for Key Employees (the "CAP") was credited with units representing shares of the Company's Common Stock ("CSUs") at a price equal to eighty-five percent (85%) of the Company's average cost per share of the shares available for distribution in the CAP. The Company's average cost per share is based upon the average cost of shares repurchased specifically for purposes of the CAP, and held as treasury shares pending distribution upon settlement of CSUs. The cash account of the CAP participant was debited by an amount equal to the number of CSUs multiplied by 85% of the average cost per share. During 1994, the amount of the 15% discount on the CSUs with respect to each Named Executive Officer was as follows: Mr. Baxter: $13,883; Mr. Bellucci: $13,889; Mr. Handler: $268; Mr.
    Killian: $13,909; and Mr. Taylor: $11,560.

(4) The amount shown is that portion of the incentive compensation which Mr. Baxter was actually paid with respect to 1994. In addition to the amount actually paid, Mr. Baxter may, as a result of a mandatory deferral feature of his incentive compensation plan, receive additional amounts of incentive compensation which would be payable in 1995 and 1996 (with respect to the incentive compensation deferred in 1994). (See "Long-Term Incentive Plan Awards Table.")

(5) The amount shown as an "LTIP Payout" is a payment of incentive compensation which was deferred in 1992 and 1993 in the form of phantom shares and subject to certain performance conditions, and includes a payment of $11,754 for dividends attributed to such phantom shares. Because the performance conditions which had been set by the Compensation Committee were not met in 1994, the amount of the long term incentive compensation which Mr. Baxter received in

 1994 was automatically reduced. The Compensation Committee decreased Mr. Baxter's long term incentive compensation by $112,524, with an additional reduction of $756 for accrued dividends attributable to the phantom shares associated with the amount of the decrease, for a total reduction of $113,280.

 (6) The total amounts for 1994 shown in the "All Other Compensation" column include the following:

    (a) The Company's matching contributions under the Company's Section 401(k) Plan. During the plan year ended November 30, 1994, Messrs. Baxter and Handler each received $2,864, and Messrs. Killian and Taylor each received $2,788 as the Company's matching contributions.

    (b) Forfeitures under the Company's Employee Stock Ownership Plan ("ESOP"). During the plan year ended November 30, 1994, each Named Executive Officer's account was credited with 35 shares at an original cost of $10.51 per share, for a total of $366, as a result of such forfeitures.

    (c) The Company's matching contributions to the Employee Stock Purchase Plan ("ESPP"). During the year ended December 31, 1994, Messrs. Baxter and Mr. Killian each received 100 shares at prices ranging from $30.50 to $42.50, for a total matching contribution of $3,600, Mr. Bellucci received approximately 29 shares at a price of $31.50 for a total matching contribution of $900, and Mr. Taylor received approximately 9 shares at a price of $31.50 for a total matching contribution of $300.

    (d) Contributions of $4,419 and forfeiture allocations of $618 for each of the Named Executive Officers under the Company's Profit Sharing Plan.

    (e) Dividends and interest payments to the cash accounts of the Named Executive Officers under the CAP, paid at a rate equal to the average percentage rate Jefferies paid on its margin accounts carrying credit balances, as follows: Mr. Baxter: $1,137; Mr. Taylor: $758; Mr. Handler:
        $1,520; Mr. Killian: $1,333; and Mr. Bellucci: $1,176.

    (f) An amount of "deemed interest" credited to each CAP participant determined by multiplying (i) the daily weighted average amount in the CAP participant's Profit-Based Deferred Compensation Account by (ii) an interest rate equal to the fully diluted earnings per share (if any) of Common Stock for that fiscal year divided by the fair market value of a share at the end of the preceding fiscal year. In 1994, the Named Executive Officers received the following amounts of such "deemed interest": Mr. Baxter: $13,152; Mr. Killian: $12,311; Mr. Bellucci:
        $11,493; Mr. Taylor: $5,807; and Mr. Handler: $19,353.

 (7) A portion of Mr. Handler's bonus consisted of shares of Common Stock, including (i) 5,665 shares on March 10, 1995, at which date the closing price of the Company's Common Stock was $30.50 per share, in lieu of $202,848 of Mr. Handler's cash bonus for the fiscal year ended December 31, 1994, and (ii) 8,333 shares granted on April 1, 1994, at which date the closing price (based on the closing price on the preceding day because no shares traded on April 1, 1994) of the Common Stock was $37.00 per share.

 (8) On April 1, 1994, Mr. Handler was granted 16,667 shares of restricted stock at which date the closing price (based on the closing price on the preceding day, because no shares traded on April 1, 1994) of the Common Stock was $37.00 per share. Such restricted stock fully vested on March 31, 1995. At December 31, 1994, Mr. Handler held an aggregate of 33,334 shares of restricted stock which had a fair market value at December 31, 1994, of $991,687. Dividends are paid on shares of restricted stock.

 (9) Represents options to purchase 750,000 shares of the Common Stock of ITGI, which is 80.8% owned by the Company. These options were granted in connection with the initial public offering of ITGI. Mr. Killian's prior option to purchase 700,000 shares of the predecessor of ITG Inc. was settled and terminated in connection with the initial public offering of ITGI.

(10) Mr. Killian received $10,024,459 as a payment in connection with the settlement and termination of his pre-existing option to purchase 700,000 shares of the predecessor of ITG Inc., and for the termination of Mr. Killian's old employment agreement, and the bonus provided for therein. As part of his agreement to terminate the pre-existing option and employment agreement, Mr. Killian was required to purchase 121,287 shares of Common Stock of the Company at a total cost of $5,276,031.

(11) Mr. Taylor does not receive a salary from the Company. Instead, the amount reflected in the "Salary" column for Mr. Taylor consists of commissions paid to Mr. Taylor.

(12) Mr. Taylor received an automobile allowance of $12,000 as compensation for reaching certain performance criteria as an equity salesperson.

                            OPTION/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                       ANNUAL RATES
                                                                                                      OF STOCK PRICE
                                                                                                     APPRECIATION FOR
                                     INDIVIDUAL GRANTS                                                  OPTION TERM
- --------------------------------------------------------------------------------------------  ------------------------------
          (A)                   (B)            (C)            (D)        (E)         (F)                   (G)        (H)
                             NUMBER OF      % OF TOTAL
                             SECURITIES    OPTIONS/SARS     EXERCISE    MARKET
                             UNDERLYING     GRANTED TO      OR BASE    PRICE ON
                            OPTIONS/SARS   EMPLOYEES IN      PRICE     DATE OF    EXPIRATION
           NAME               GRANT(#)     FISCAL YEAR       ($/SH)    GRANT($)      DATE      0%($)      5%($)      10%($)
           ----             ------------   ------------     --------   --------   ----------   ------   ---------   ---------
Frank E. Baxter...........           0             0%
Richard B. Handler........           0             0
Raymond L. Killian, Jr....     750,000(1)       31.5%(1)      13.00      13.00       4/30/99        0   2,693,745   5,952,473
Louis V. Bellucci, Sr.....           0             0
Barry M. Taylor...........       2,000(2)          2%         32.50      32.50      12/31/98        0       7,381      20,251

- ---------------
(1) Represents an option to purchase shares of the common stock of ITGI, granted in connection with the initial public offering of ITGI. The exercise price of the option is equal to the initial public offering price of ITGI common stock. The exercise price is to be adjusted in the event ITGI pays a cash dividend. The option is not subject to forfeiture upon termination of employment and will become first exercisable on May 1, 1997, subject to earlier exercisability in the event of a change in control of ITGI (as defined).

(2) The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid by delivery of already-owned shares or by withholding of the underlying shares upon exercise, subject to certain conditions.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

             (A)                        (B)                  (C)                   (D)                       (E)
                                                                                                           VALUE OF
                                                                                 NUMBER OF               UNEXERCISED
                                                                                UNEXERCISED              IN-THE-MONEY
                                                                                OPTIONS/SARS             OPTIONS/SARS
                                                                                 AT FY-END                AT FY-END
                                                                                    (#)                     ($)(1)
                                  SHARES ACQUIRED            VALUE            ----------------         ----------------
                                    ON EXERCISE            REALIZED           EXERCISABLE(E)/          EXERCISABLE(E)/
              NAME                      (#)                   ($)             UNEXERCISABLE(U)         UNEXERCISABLE(U)
              ----                ---------------         -----------         ----------------         ----------------
Frank E. Baxter.................        10,000              200,000                  71,250(E)             1,335,398(E)
Richard B. Handler..............        27,500              370,000                       0                        0
Raymond L. Killian, Jr..........             0                    0                  41,094(E)               680,513(E)
                                                                                    750,000(U)(2)                  0(U)(2)
Louis V. Bellucci, Sr...........             0                    0                  65,000(E)             1,016,250(E)
Barry M. Taylor.................             0                    0                  34,500(E)               556,875(E)
                                                                                      2,000(U)                     0(U)(3)

- ---------------

(1) At year-end 1994, the closing price of the Company's Common Stock was $29.75, which was the price used to determine the year-end values in Column
    (e).

(2) Represents an option to purchase 750,000 shares of the common stock of ITGI, which is not exercisable until May 1, 1997. The option is exercisable at $13.00 per share. At year end 1994, the closing price of ITGI's Common Stock was $6.75.

(3) The option is not exercisable until January 1, 1997, and is exercisable at $32.50 per share.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                                 ESTIMATED FUTURE
                                                                             PAYOUTS UNDER NON-STOCK
                                                                                PRICE BASED PLANS
                                                                 ------------------------------------------------
      (A)                  (B)                    (C)                (D)              (E)               (F)
                         NUMBER OF          PERFORMANCE OR
                     SHARES, UNITS OR        OTHER PERIOD
                       OTHER RIGHTS        UNTIL MATURATION       THRESHOLD           TARGET           MAXIMUM
      NAME                 (#)                OR PAYOUT         (# OF UNITS)       (# OF UNITS)      (# OF UNITS)
      ----           ----------------      ----------------      ------------      ------------      ------------
                             9,512(1)           12/31/95(1)          9,512              9,512(3)          9,512(4)
Frank E. Baxter......        9,512(1)           12/31/96(1)          9,512              9,512(3)          9,512(4)
Richard B. Handler...            0                    --                --                 --                --
Louis V. Bellucci,
  Sr.................            0                    --                --                 --                --
Raymond L. Killian,
  Jr.................            0                    --                --                 --                --
Barry M. Taylor......            0                    --                --                 --                --

- ---------------

 (1) In addition to the salary and bonus which were actually paid to Mr. Baxter with respect to 1994 as reflected in the Summary Compensation Table, Mr. Baxter will receive an additional amount of incentive compensation payable in two installments at the end of 1995 and 1996 (the "deferred incentive compensation") pursuant to the terms of the Incentive Compensation Plan for Frank E. Baxter, a copy of which is attached hereto as Appendix A. The deferred incentive compensation will be calculated by dividing that portion of the 1994 incentive compensation which has been deferred ($565,973) by the closing price of the Company's Common Stock on December 31, 1994 ($29.75), and designating the result (19,024) as "phantom" shares of the Company's Common Stock. In the case of the 1994 award, one-half of such number of phantom shares is payable in each of 1995 and 1996. The amount of the deferred payment which is actually made to Mr. Baxter will be determined at the time it is to be paid by multiplying (a) the number of phantom shares by (b) the sum of (1) the closing price of the Company's Common Stock on the first trading day coincident with or following the close of the Company's fiscal year and (2) the amount of dividends, if any, declared on shares of the Company's Common Stock during the years of deferral.

 (2) Because the threshold number (i.e., the minimum amount payable to Mr. Baxter) is dependent upon the closing price of the Company's Common Stock on the first trading day coincident with or following the close of the Company's fiscal year for which the adjustment is being determined, it is not possible to determine the threshold number for purposes of this table.

 (3) The exact amount of Mr. Baxter's compensation is not currently calculable, as it is dependent upon the price at which the Company's Common Stock is trading at the close of 1995 and 1996.

 (4) The maximum number of phantom shares is not subject to upward or downward adjustment. However, the maximum amount which may be paid to Mr. Baxter in 1995 or 1996 is not currently calculable, as it is dependent upon the price at which the Company's Common Stock is trading at the close of each of those fiscal years.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 16 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, the members of which are Messrs. Macchiarola, Dooley, Herrick, Klowden and Wolfson, has furnished the following report on executive compensation:

To: The Board of Directors and Shareholders of Jefferies Group, Inc.

     Under the supervision of the five members of the Compensation Committee (the "Committee"), each of whom is a non-employee Director, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and thus shareholder value. The Committee has established compensation policies, plans and programs for the Company's Executive Officers which are designed to provide competitive levels of compensation, reward productivity and profitability, and encourage long-term service to the Company.

     The Committee also administers the Company's stock-based incentive plan, the 1993 Stock Ownership and Long-Term Incentive Plan (the "1993 Plan"). Decisions about awards to Executive Officers under the 1993 Plan must be made solely by the Committee in order for grants or awards under such Plan to satisfy Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee believes that stock ownership by Executive Officers and stock-based performance compensation arrangements are beneficial in aligning the interests of Executive Officers with the interests of shareholders, and therefore the Committee has used stock option grants and other stock-related awards and arrangements to provide a portion of the incentive compensation of Executive Officers.

     The Committee has retained the services of Martin Wertlieb Associates, a compensation consulting firm, to assist the Committee in connection with the performance of its various duties.

     In implementing compensation policies, plans, and programs for 1994, the Committee sought to respond to the adoption of new Section 162(m) of the Internal Revenue Code in 1993. Section 162(m) generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though such compensation may (together with other compensation) exceed $1 million in a given year. The Committee intends to seek to preserve the tax deductibility of compensation to Executive Officers to the greatest extent possible without substantially impairing the operation and effectiveness of the Company's compensation policies, plans, and programs. To this end, the Committee established and the Board of Directors adopted the Jefferies Group, Inc. Pay-For-Performance Plan in order that compensation thereunder will qualify as "performance-based compensation," which plan was approved by the shareholders at the 1994 Annual Meeting. The Committee also intends to grant options under the 1993 Plan with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant, and the Committee has likewise been advised that such options should qualify as "performance-based compensation." Since final regulations have not been adopted and other guidance has not been provided by the Internal Revenue Service, however, there can be no assurance that any particular compensation in excess of $1 million will qualify as "performance-based compensation" that is fully deductible by the Company under
Section 162(m).

COMPENSATION PAID TO EXECUTIVE OFFICERS IN 1994 (OTHER THAN THE CHIEF EXECUTIVE OFFICER)

     Compensation paid to those Executive Officers having responsibility for revenue-producing departments or divisions of the Company's subsidiaries, including the Named Executive Officers of the Company reflected in the foregoing tables (other than Mr. Taylor), consisted of a base salary and/or draw and an annual bonus which was determined primarily by reference to departmental or divisional profitability, and, in some cases, revenues. The amount of base salary or non-forfeitable draw is intended by the Committee to provide a level of income that is predictable and not at risk, so that such Executive Officers will be able to meet living expenses and financial commitments. Although the Committee considers competitive practices in this regard, its determination of the level of base salary or non-forfeitable draw generally is a subjective one. For 1994, the Committee sought to formalize its policies with respect to linking annual bonuses for such Executive Officers to departmental and divisional operating results by establishment of the Pay-For-Performance Plan. In accordance with that Plan, the Committee determined formulas for payment of an annual bonus to each such Executive Officer in early 1994 with a view to providing overall compensation which would provide him with a competitive compensation package and align his interests with those of the Company's shareholders. The Committee also received significant input from the Chief Executive Officer in determining the formulas for such Executive Officers' compensation. The Committee assessed the contribution such department or division could make to the Company's overall financial performance and sought to provide a substantial incentive to the Executive Officer to maximize such contribution. In determining amounts of bonus potentially payable under the Pay-For-Performance Plan, although the Committee considered competitive practices, its determinations for individuals were generally subjective.

     The compensation of Barry Taylor (a Named Executive Officer) which is reflected in the "Salary" column of the Summary Compensation Table, consists of commissions, which are paid to Mr. Taylor at the same rate as paid to the other equity salespeople at Jefferies. In addition, Mr. Taylor received a bonus of $60,000 to compensate him for performing various administrative services for the Company and for Jefferies, such as serving on the Executive Committee of Jefferies. Mr. Taylor also received an option to purchase 2,000 shares of the Common Stock of the Company and received an automobile allowance of $1,000 per month, as did other equity salespersons meeting certain sales performance criteria which had been set by the Equity Division.

     Compensation paid to the remaining Executive Officers who perform predominantly administrative functions were paid in the form of a base salary and an annual bonus, the amount of which was based generally upon the same considerations as those for the Named Executive Officers, except that the Committee also considered, in determining the amount of annual bonus payable, both Company profitability and individual initiative and performance.

     Finally, the Company's Capital Accumulation Plan for Key Employees (the "CAP"), which was adopted by the Board of Directors and approved by shareholders during 1993, is designed to allow Executive Officers to defer receipt of (and thus defer taxation on) a substantial portion of their income. Under the CAP, part of such deferred amounts are deemed invested in Common Stock of the Company at a 15% discount from the average cost of shares repurchased by the Company for purposes of the CAP, and part of such deferred amounts are deemed invested in a hypothetical instrument that pays interest based on the rate represented by the fully diluted earnings per share (if any) of Common Stock for a given year divided by the fair market value of a share at the end of the Company's preceding fiscal year. However, if the Company's earnings per share are negative, the CAP participant will not receive interest, but will instead be charged by an amount equal to the fully diluted loss per share for the given year divided by the fair market value of a share at the end of the preceding fiscal year. In the Committee's view, the CAP's method of valuing deferred compensation adds an additional incentive for participants therein to maximize the value of the Company's Common Stock and the Company's profitability.

COMPENSATION PAID TO THE CHIEF EXECUTIVE OFFICER IN 1994

     As members of the Compensation Committee, it is our responsibility to evaluate the performance and establish the compensation level of the Company's CEO, Mr. Frank E. Baxter.

     Mr. Baxter's compensation package for 1994 was intended to motivate and reward Mr. Baxter for achieving profit levels that were in the best interests of the Company's shareholders and to encourage him to remain with the Company to continue to serve those interests. In setting Mr. Baxter's compensation for 1994, the Committee intended that Mr. Baxter's compensation would be competitive with other companies of comparable size in the securities industry, but that a large percentage of his target compensation would be based upon objective performance criteria, specifically, the profitability of the Company.

     For the year 1994, Mr. Baxter's compensation consisted of a base salary of $400,000 (which was approximately 29% of Mr. Baxter's total target compensation for 1994), and an incentive award determined pursuant to an Incentive Compensation Plan (the "ICP," a copy of which is set forth in Appendix A to this Proxy Statement), adopted during 1992 specifically for Mr. Baxter. Mr. Baxter's base salary was set at a level deemed most appropriate by the Committee when taking into consideration the Committee's desire to provide Mr. Baxter with some certainty in the level of his compensation through this non-performance based element of compensation. In making this subjective determination, the Committee recognized that by providing a non-performance based element to the CEO's compensation, some trade-off exists between a desire to avoid exposing the CEO to excessive amounts of risk and the desire to align the interests of the CEO as closely as possible with those of the shareholders.

     During the first quarter of 1994, the Committee also established the terms of Mr. Baxter's incentive award under the ICP. The ICP authorizes the Committee to set a rate, stated as a percentage of annual after-tax profits, at which Mr. Baxter's target compensation would be (a) increased, if the Company's annual after-tax profits exceeded the target profit level or (b) reduced (but not below the amount of his base salary) if the Company's annual after-tax profits did not equal or exceed the target profit level. For 1994, the Committee determined that Mr. Baxter's compensation would be increased above the target compensation level at the rate of 6% or 8% of annual after-tax profits in excess of the targeted profit level, and reduced from the target compensation level at the rate of 4% of the amount by which such profits fell short of the targeted profit level.

     The Committee determined that Mr. Baxter's 1994 target base salary and bonus should be $1,400,000. In setting this target, the Committee considered 1993 compensation for chief executive officers at investment management and securities industry companies, as well as subjective factors, including the fact that Mr. Baxter's leadership had enabled the Company to greatly improve its financial performance and enhance shareholder value in the two preceding years.

     The Committee factored into its determination of Mr. Baxter's actual compensation for 1994 the amount of the Company's profits after tax and after incentives but retained the right to make specific adjustments to the profitability measure for purposes of determining Mr. Baxter's incentive compensation. After considering both positive and negative adjustments which are permissible under the ICP, the Committee determined to make no net adjustments to the Company's profits after tax.

     The 1994 target level for Company profits was set at $24,000,000. This was arrived at by multiplying a target after-tax rate of return on investment for shareholders of 15-16% by the aggregate adjusted book value of the Company's Common Stock as of January 1, 1994 (as adjusted by the Committee to reflect possible dilution resulting from the exercise of stock options), which aggregate adjusted book value was estimated to be approximately $145 million.

     The Company fell short of the target level of after-tax profits set by the Committee for 1994 by approximately $3.8 million. Accordingly, as provided for by the ICP, the actual compensation payable to Mr. Baxter for 1994 performance under the ICP (two-thirds of which is deferred under the ICP) was reduced from the targeted compensation level by approximately $151,040. In addition, as required under the ICP, the Committee reduced the amount of the incentive compensation which had been deferred from 1993, and which was to be paid out in 1994 as long term incentive compensation. Mr. Baxter's long term incentive compensation was automatically reduced by $112,524, with an additional reduction of $756 for accrued dividends attributable to the phantom shares associated with the amount of the decrease, for a total reduction of $113,280.

     Mr. Baxter has not yet been paid the entire amount of his 1994 incentive award. In addition to his base salary of $400,000, Mr. Baxter was paid one-third of his incentive compensation for 1994, which was determined under the ICP as discussed above. Half of the remaining two-thirds of Mr. Baxter's incentive compensation for 1994 is potentially payable at the end of each of fiscal years 1995 and 1996. The amounts of such deferred incentive compensation are deemed to be invested in "phantom shares" of the Company's Common Stock at the closing price of such stock on the last day of 1994, with amounts equal to dividends thereafter credited to Mr. Baxter as well.

     Mr. Baxter also participates in the CAP, the terms of which are described above. Amounts deferred by Mr. Baxter during and with respect to 1994 under the CAP include both salary and incentive compensation.

     The foregoing report has been furnished by:

                         Frank J. Macchiarola, Chairman
                               Richard G. Dooley
                                Tracy G. Herrick
                               Michael L. Klowden
                                Mark A. Wolfson

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During 1994, the members of the Compensation Committee of the Board of Directors were Messrs. Macchiarola, Dooley, Herrick, Klowden and Wolfson. Mr. Herrick provides financial consulting services to the Company, for which he was paid $114,000 in 1994. Mr. Klowden is a senior partner of Morgan, Lewis & Bockius, which acted as legal counsel to the Company during 1994.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Russell 2000 and Lipper Analytical Brokerage Composite Indices for the period of five fiscal years commencing January 1, 1990, and ending December 31, 1994.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
     JEFFERIES GROUP, INC.'S COMMON STOCK, RUSSELL 2000 & LIPPER ANALYTICAL
                          BROKERAGE COMPOSITE INDICES

                                                                   LIPPER
                                   JEFFERIES                     ANALYTICAL
      MEASUREMENT PERIOD          GROUP, INC.    RUSSELL 2000     BROKERAGE
    (FISCAL YEAR COVERED)        COMMON STOCK        INDEX     COMPOSITE INDEX
1989                                  100             100             100
1990                                  102              80              86
1991                                  101             118             196
1992                                  179             139             206
1993                                  297             166             275
1994                                  274             163             232

- ---------------

* Normalized so that the value of Jefferies Group, Inc.'s Common Stock and each index was $100 on December 31, 1989, and that all dividends were reinvested.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Baxter does not have an employment contract with the Company. However, his Incentive Compensation Plan (a copy of which is attached as Appendix A) provides that if Mr. Baxter's employment is terminated for cause, he will forfeit any deferred amounts not yet payable as of the date of termination. In the event of Mr. Baxter's approved retirement, termination for other than cause, death, or permanent disability, any deferred amounts not yet payable as of the date of such event shall be paid on their regularly scheduled payment date, or earlier at the sole discretion of the Compensation Committee.

     On May 1, 1994, in connection with the initial public offering of ITGI, the employment agreement in effect between the former Investment Technology Group, Inc. and Mr. Killian was terminated and a new employment agreement became effective. The new employment agreement is for a term ending April 30, 1997. Under the terms of this agreement, Mr. Killian is employed as the President and Chief Executive Officer of ITGI. ITGI is required to pay Mr. Killian an annual salary of $300,000, subject to increase in the discretion of the ITGI Board of Directors, and an annual bonus based upon the net after-tax profits of ITGI; the target for Mr. Killian's bonus is $450,000. Prior to the beginning of each year, the Compensation Committee of ITGI will determine a target net after-tax profit that is reasonable and appropriate based upon an analysis of peer companies and is commensurate with a target level of profits set by ITGI. Annual bonuses will be increased or decreased by specified amounts if ITGI's net after-tax profits exceed or are less than the target net after-tax profits. The agreement also provided for the grant by ITGI to Mr. Killian of a nonqualified stock option to purchase 750,000 shares of ITGI Common Stock at a price per share, payable in cash, equal to the IPO price of ITGI's Common Stock ($13.00 per share). The option was fully vested on the date of grant, will expire on April 30, 1999, and may be exercised in whole or in part at any time at the earlier of May 1, 1997, or upon a change in control of ITGI. The agreement may be terminated with or without cause or if Mr. Killian becomes permanently disabled. Mr. Killian may terminate his agreement for "good reason," consisting of a material reduction in title, duties or responsibilities. Upon termination for cause or by reason of death, disability, or resignation other than for good reason, Mr. Killian will not be entitled to any further compensation or, except as required under applicable laws, benefits. Upon termination without cause or upon resignation for good reason, ITGI is required to pay base salary in effect at the time of termination or resignation until April 30, 1997, to pay the bonus in the year that termination occurs and to provide benefits required by applicable laws. The agreement further provides that upon termination of employment, Mr. Killian will not compete with ITGI for a period of six months following such termination provided that ITGI continues to pay base salary during such period. The non-competition period may be extended until any date on or prior to December 31, 1997, if ITGI agrees to continue to pay during that period base salary and, in the case of termination without cause or resignation for good reason, the bonus in effect at the time of termination.

     In connection with the termination of Mr. Killian's pre-May 1, 1994 employment agreement and the bonus provided for therein, and stock options, Mr. Killian received cash in the amount of approximately $10,000,000, and Mr. Killian was required to, and did, purchase Common Stock of the Company at a cost of $5,276,031.

                                  PENSION PLAN

     All employees of the Company who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service with the Company are covered by the Company's Employees' Pension Plan (the "Pension Plan"), a defined benefit plan, which was originally adopted in 1964 and amended in January 1987. The Pension Plan is funded through contributions by the Company and earnings on the existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee's covered remuneration from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits payable under the Pension Plan are not subject to deduction for Social Security benefits or other offsets.

     Covered remuneration for purposes of the Pension Plan includes the employee's total annual compensation (salaries, commissions, and bonuses) not to exceed $100,000 for 1985 and 1986 and $200,000 for 1987. From 1988 to 1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. In 1994, the maximum covered remuneration was reduced to $150,000. An employee who retires upon normal retirement at age 65 with at least seven years of service will receive a full vested benefit. An employee who retires at age 55 with at least seven years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with the Company for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 10% for each of the first four years of service and 20% for each of the next three years of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and
(2) a benefit for service commencing on January 1, 1987, equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibilities.

     As of December 31, 1993 (the most recent period for which such information is available), the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers of the Company are: Mr.
Baxter: $51,799; Mr. Bellucci: $38,617; Mr. Handler: $57,516; Mr. Killian:
$36,502; and Mr. Taylor: $59,119.

                          CERTAIN RELATED TRANSACTIONS

     Jefferies has extended credit to certain of its Directors, Officers, employees, and shareholders in connection with their purchase of securities on margin. Receivables from its Officers and Directors were $2,145,000 at December 31, 1994. Such extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     For information concerning Certain Related Transactions with respect to Messrs. Herrick and Klowden, Directors of the Company, see "Compensation Committee Interlocks and Insider Participation."

     During 1994, in the ordinary course of business, Jefferies executed securities transactions on behalf of Tweedy, Browne Company L.P., a shareholder of the Company beneficially owning in excess of 5% of the Company's Common Stock, and received commissions of approximately $241,036.

     The Company believes the foregoing transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated parties. The Board of Directors has adopted a policy which provides that the Company will not enter into any transactions with its Directors, Officers, or affiliates (not including companies consolidated with it for financial reporting purposes), other than those related to employee compensation or expense reimbursement and other than those having terms no less favorable to the Company than could be obtained from unaffiliated parties, unless approved by the Company's disinterested and independent Directors.

                                 OTHER MATTERS

     Management does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

                     ANNUAL REPORT AND INDEPENDENT AUDITORS

     The Annual Report and the Company's Annual Report on Form 10-K, for the Company's fiscal year ended December 31, 1994, accompany this Proxy Statement, but are not deemed a part of the proxy soliciting material. KPMG Peat Marwick LLP was the Company's independent auditors for the year ended December 31, 1994. The appointment of independent auditors is approved annually by the Board of Directors, which approval is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. Shareholder approval is not sought in connection with this selection.

     A representative of KPMG Peat Marwick LLP, the independent auditors who examined the consolidated financial statements of the Company for 1994, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the proxy material relating to the 1996 Annual Meeting of Shareholders must be received by the Company at its principal executive offices in Los Angeles, California, at the address set forth on the first page hereof, no later than December 6, 1995. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to the 1996 Annual Meeting of Shareholders any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Company's By-Laws at that time in effect.

                                          For the Board of Directors,

                                          Jerry M. Gluck, Secretary

April 3, 1995

                                                                      APPENDIX A

                          INCENTIVE COMPENSATION PLAN
                                      FOR
                                FRANK E. BAXTER,
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             JEFFERIES GROUP, INC.

 1.  Purpose

     The purpose of this Plan is to motivate and reward Mr. Baxter for achieving profit levels that are in the best interests of the Company's shareholders and to encourage him to remain with the Company to continue to serve those interests.

 2.  Administration

     The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), who shall have sole discretion in interpreting the terms of this Plan, in setting goals and objectives as provided for herein, in defining those items that should or should not be included in the definition of "profits" for Plan purposes, and in approving any exceptions hereto.

     No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith pursuant to this Plan, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Company's charter or by-laws, and under any directors and officers liability insurance coverage which may be in effect from time to time.

 3.  Operation of the Plan

     (a) At or as close to the start of the Company's fiscal year, as may be practical, the Committee shall establish the following:

          (i) A "target" level of Company profits after tax and all incentive payments, including payments under this Plan, that must be achieved during the fiscal year in order for Mr. Baxter to earn his targeted level of compensation and that is deemed to be a reasonable, desired and competitive level of return to the Company's shareholders.

          (ii) A "target" level of compensation for Mr. Baxter in his capacity as Chairman, President and Chief Executive Officer of the Company that is deemed to be reasonable and appropriate based on an analysis of peer companies and is commensurate with the target level of profits set by the Committee.

          (iii) The amount of the target level of compensation that will be paid to Mr. Baxter at regular intervals as salary during the Company's fiscal year.

          (iv) The rate, stated as a percentage of after-tax profits, at which Mr. Baxter's compensation will be reduced from the target compensation level if such profits do not equal or exceed the target level.

          (v) The rate or rates, stated as percentages of after-tax profits, by which Mr. Baxter's compensation will be increased from the target compensation level if such profits exceed the target level.

     (b) At the end of the Company's fiscal year and subsequent to adjustments to the Company's financial results, if any, determined by the Company's outside auditors, the Committee shall:

          (i) Determine the amount of the Company's profits after tax and after incentives from this or any other plan or arrangement and may make adjustments to such profits as it deems appropriate to reflect gains or losses on the sale of assets, repurchase or sale of Company stock, issuance and/or exercise of stock options or any other similar transaction that it deems appropriate and consistent with serving the best interests of the Company's shareholders.

          (ii) Based on such determination of profits, the Committee shall determine the amount of reduction or increase from Mr. Baxter's target compensation and shall authorize payment, in accordance with paragraph 4, below, of the amount, if any, over and above his salary that reflects compensation earned under this Plan.

 4.  Payment of Amount Earned Under the Plan

     Amounts earned under this Plan, pursuant to paragraph 3(b)(ii), above, shall be paid as follows:

     (a) Thirty-three and one-third percent (33 1/3%) of the amount earned will be paid as soon after it is determined as may be practical.

     (b) Thirty-three and one-third percent (33 1/3%) of the amount earned will be paid at the end of the next succeeding fiscal year, subject to the provisions of paragraph 5, below.

     (c) Thirty-three and one-third percent (33 1/3%) of the amount earned will be paid at the end of the second succeeding fiscal year, subject to the provisions of paragraph 5, below.

 5. Adjustments to Deferred Payments

     (a) Amounts deferred for payment, pursuant to paragraphs 4(b) and 4(c), above, will be converted, at the time of their initial determination, into "phantom" shares of Jefferies Group, Inc. stock. The number of such phantom shares will be determined by dividing (i) the sum of the amounts deferred by
(ii) the closing price per share as of the first trading day of the Company's stock following or coincident with the end of the Company's fiscal year for which the incentive payments were earned.

     (b) In the event any portion of the amount deferred for payment, pursuant to paragraphs 4(b) and 4(c) above, is attributable to profits that are in excess of "target," as determined pursuant to paragraph 3(a)(i) of this Plan, the number of phantom shares determined pursuant to paragraph 5(a) will be reduced prior to payment if profits in either of the two fiscal years during deferral are below "target."

     The amount by which such phantom shares will be reduced is determined by dividing (i) the product of the amount by which profits are below target (up to the amount by which profits in the year or years in which the deferred payments were earned exceeded target), and the difference between the rate applied to such excess and the rate at which Mr. Baxter's target compensation is reduced for profits below target, by (ii) an amount equal to the sum of the closing price of the Company's stock on the first trading day following or coincident with the close of the Company's fiscal year for which such adjustment is being determined, and the amount of dividends, if any, declared on shares of the Company's Common Stock during the years of deferral.

     For purposes of the above paragraph, the adjustment will be determined first using the highest rate paid to Mr. Baxter during a fiscal year for which there was an "excess" over target and then to the next highest rate, until the amount of the compensation reduction attributable to the shortfall of profits, or the amount of the excess profits, whichever is lesser, is offset against the deferred payments attributable to "excess" profits.

     (c) The amount of a deferred payment to be made to Mr. Baxter will be determined at the time it is to be paid by multiplying the number of phantom shares, adjusted pursuant to paragraph 5(a), to be paid, by the sum of (i) the closing price of the Company's stock on the first trading day following or coincident with the close of the Company's fiscal year for which such adjustment is being determined, and (ii) the amount of dividends declared on shares of the Company's Common Stock during the years of deferral.

 6.  Forfeiture of Deferred Payments

     In the event Mr. Baxter is terminated for cause, he will forfeit any deferred amounts not yet payable as of the date of such termination. In the event of Mr. Baxter's approved retirement, termination for other than cause, death or permanent disability, any deferred amounts not yet payable as of the date of such event shall be paid on their regularly scheduled payment date, or earlier at the sole discretion of the Committee, without regard to the adjustment described in paragraph 5(b), above.

 7.  Discretionary Payments

     Notwithstanding any of the preceding, the Committee, in its sole discretion, may authorize payments to Mr. Baxter when it deems such payments are consistent with the purpose of this Plan and are in the best interests of the Company's shareholders.

 8.  Withholding of Payroll Taxes

     Prior to payment, the Company may withhold such amounts as may be appropriate to pay payroll taxes on amounts earned under this Plan.

 9.  Participation in Other Compensation or Benefit Plans

     Nothing in this Plan shall preclude Mr. Baxter's participation in any other Company compensation or benefit plans.

10.  No Guarantee of Continued Employment

     Nothing in the Plan shall constitute a guarantee of Mr. Baxter's continued employment with the Company.

                            JEFFERIES GROUP, INC.
                       Proxy/Voting Direction Card for
                Annual Meeting of Stockholders on May 4, 1995

This Proxy/Voting Direction is solicited by Management of the Company.
The undersigned hereby appoints Frank E. Baxter, Tracy G. Herrick and Barry M. Taylor, and each of them, as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Jefferies Group, Inc., held of record by the undersigned on March 31, 1995 or which the undersigned would be otherwise entitled to vote at the Annual Meeting of Stockholders to be held on May 4, 1995 and any adjournment thereof, upon all matters that may properly come before the meeting. All shares votable by the undersigned, including shares held of record by agents or trustees for the undersigned as participants in the Jefferies Group, Inc. Employee Stock Ownership Plan, Employee Profit Sharing Plan and Employee Stock Purchase Plan, will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the meeting.

The Board of Directorss recommends a vote FOR the election of Directors.

Election of Directors:
Frank E. Baxter, Richard G. Dooley, Tracy G. Herrick, Michael L. Klowden, Frank J. Macchiarola, Barry M. Taylor, Mark A. Wolfson.

               (Continued and to be signed on the reverse side)



    Please mark your
[X] votes as in this
    example.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR
                         -----------------------------------------------------
election of Directors.
- ----------------------

                              FOR   WITHHELD
Election of Directors.       [   ]   [   ]
(see reverse)
For, except vote withheld from
the following nominee(s):

- ----------------------------------


The undersigned acknowledges receipt of the Annual Report, the Form 10-K, the Notice of Annual Meeting of Stockholders and the Proxy Statement, and hereby revokes all previously granted proxies.

(Please sign exactly as name appears. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)


   ----------------------------------


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